Pricing Term Sheet To preliminary prospectus supplement dated June 15, 2010 (To prospectus dated March 10, 2009)	Filed pursuant to Rule 433 Registration number 333-157822 June 15, 2010

Lincoln National Corporation

$250,000,000 4.30% SENIOR NOTES DUE 2015

$500,000,000 7.00% SENIOR NOTES DUE 2040

Final Term Sheet, dated June 15, 2010

Issuer:	Lincoln National Corporation

Title of Securities:	4.30% Senior Notes due 2015 (the “2015 Notes”) 7.00% Senior Notes due 2040 (the “2040 Notes”)

Security Type:	Senior Unsecured Fixed Rate Notes

Format:	SEC Registered

Trade Date:	June 15, 2010

Settlement Date (T+3):	June 18, 2010

Maturity Date:	June 15, 2015 for the 2015 Notes June 15, 2040 for the 2040 Notes

Aggregate Principal Amount Offered:	$250,000,000 of 2015 Notes $500,000,000 of 2040 Notes

Price to the Public (Issue Price):	99.867% of the principal amount of the 2015 Notes 99.789% of the principal amount of the 2040 Notes

Net Proceeds (Before Expenses):	$248,167,500 for the 2015 Notes $494,570,000 for the 2040 Notes

Benchmark Treasury:	2.125% due May 31, 2015 for the 2015 Notes 4.625% due February 15, 2040 for the 2040 Notes

Benchmark Treasury Yield:	2.080% for the 2015 Notes 4.217% for the 2040 Notes

Spread to Benchmark:	Treasury Rate plus 225 basis points for the 2015 Notes Treasury Rate plus 280 basis points for the 2040 Notes

Re-offer Yield:	4.330% for the 2015 Notes 7.017% for the 2040 Notes

Coupon:	4.30% per annum for the 2015 Notes 7.00% per annum for the 2040 Notes

Interest Payment Dates:	Semi-annually on each June 15 and December 15, commencing on December 15, 2010

Lincoln National Corporation

$250,000,000 4.30% SENIOR NOTES DUE 2015

$500,000,000 7.00% SENIOR NOTES DUE 2040

Final Term Sheet, dated June 15, 2010

Optional Redemptions:	Make-whole call at any time at the greater of 100% and the discounted value at Treasury Rate plus 35 basis points for the 2015 Notes and the discounted value at Treasury Rate plus 45 basis points for the 2040 Notes

CUSIP/ISIN:	534187AZ2/ US534187AZ28 for the 2015 Notes 534187BA6/ US534187BA67 for the 2040 Notes

Ratings* (Moody’s / S&P / Fitch):	Baa2 (Moody’s) /A- (S&P) /BBB (Fitch) for the 2015 Notes Baa2 (Moody’s) /A- (S&P) /BBB (Fitch) for the 2040 Notes

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Global Coordinator:	J.P. Morgan Securities Inc.

Joint Book-Running Managers:	Banc of America Securities LLC Deutsche Bank Securities Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	UBS Securities LLC Wells Fargo Securities, LLC

*An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The ratings of the Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc., High Grade Syndicate Desk collect at 212-834-4533.

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